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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)                               NEWS


Investor contacts:                                 Media Contact:
Chris Hunter, Director, Investor Relations         Dave Laundy, Vice President
The Loewen Group Inc.                              Corp. Communications
Tel: (800) 347-7010                                Tel: (604) 293-7857


                              FOR IMMEDIATE RELEASE



                THE LOEWEN GROUP ANNOUNCES EXECUTIVE APPOINTMENTS


VANCOUVER, BC, July 31, 1998 -- The Loewen Group today announced expanded responsibilities for two senior executives following the relocation of management and administrative functions from the Company's office in Philadelphia, Pennsylvania office to its Vancouver headquarters.

Paul Wagler, 51, is promoted to the position of Executive Vice President, Finance. Mr. Wagler will continue to serve as the Chief Financial Officer of the Company, and remains a member of the Executive Committee. In addition to his current responsibilities, Mr. Wagler will oversee the Company's domestic corporate development, new construction and pre-need cemetery and funeral sales and marketing activities.

Michael Weedon, 45, has been appointed Executive Vice President, Operations. In his new position, Mr. Weedon has the Company's six regional presidents reporting to him, while also maintaining his previous responsibilities including accounting and administration. Mr. Weedon remains on the Executive Committee.

The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries in the United States, Canada and the United Kingdom. Over 90 per cent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com



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